Edgar Filing: January 14, 2002
					Registration No. 333-_________
					(Facsimile Signatures)

	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C.  20549
	FORM S-8 REGISTRATION STATEMENT
	Under
	THE SECURITIES ACT OF 1933

	MILLENNIUM CHEMICALS INC.
	(Exact name of registrant as specified in its charter)

      Delaware                   	       22-3436215
(State or other jurisdiction     	    (I.R.S. Employer
of incorporation or organization)	    Identification No.)


230 Half Mile Road   Red Bank,New Jersey      07701
(Address of Principal Executive Offices)    (Zip Code)

MILLENNIUM SAVINGS & INVESTMENT PLAN
(Full title of the plan)

	C. WILLIAM CARMEAN
	Vice President
	Millennium Chemicals Inc.
	230 Half Mile Road  Red Bank, New Jersey 07701
	(Name and address of agent for service)
	(732) 933-5000
	(Telephone number, including area code,
	of agent for service)

_________________________________________________________
            CALCULATION OF REGISTRATION FEE
                        Proposed   Proposed
 Title of               Maximum    Maximum
Securities    Amount    Offering   Aggregate   Amount of
  to be       to be     Price Per  Offering    Registra-
Registered  Registered  Share (2)   Price      tion Fee
_________________________________________________________
Common
Stock par
value $.01  4,642,166   $12.925    $60,000,000  $14,340
per share
(1)
_________________________________________________________

(1) In Addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Determined in accordance with Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on January 11, 2002.




	PART II

	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference

The following documents and portions of
documents filed by Registrant or by the Plan pursuant to the Securities Act of 1933 (the
"Act") and the Securities Exchange Act of 1934
(the "Exchange Act") are incorporated herein by reference:

(a) Registrant's Annual Report on Form 10-
K for the year ended December 31, 2000.

(b) Description of the Common Stock at
page 78 of Registrant's Information Statement, dated August 23, 1996 attached as Annex A to
Registrant's Registration Statement on Form 10, effective August 23, 1996.

(c) All documents filed pursuant to
Section 13(a) or 15(d) of the Exchange Act by
Registrant since December 31, 2000 and by
Registrant or the Plan pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act on or subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold, also shall be deemed to be a part hereof from the date of filing of such documents.


Item 6.  Indemnification of Directors and Officers.

In accordance with Section 145 of the Delaware
General Corporation Law ("DGCL"), which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV
("Article XIV") of the Registrant's By-Laws grants the Registrant's directors, officers and employees a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (i) by reason of the fact that they are or were directors, officers or employees of Registrant or (ii) by reason of the fact, while they are or were directors, officers or employees of Registrant, they are or were serving at the request of Registrant as directors, officers, members, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or enterprise. Article XIV of the By-Laws further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to Registrant by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article XIV. Registrant may not indemnify or make advance payments to any person in connection with proceedings initiated against
Registrant by such person without the authorization of the Registrant's Board of Directors, except with respect to counterclaims, cross-claims, third-party claims or as otherwise ordered by a court of competent jurisdiction.

In addition, Article XIV provides that
directors and officers therein described shall be indemnified to the fullest extent permitted by
Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article XIV allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the corporation and to inure to the benefit of the indemnitee's heirs, executors and administrators.

Article XIV further provides that the right to indemnification is not exclusive of any other right which any indemnitee may have or thereafter acquire under any statute, the Certificate of Incorporation or By-Laws, any agreement or vote of stockholders or disinterested directors or otherwise, and allows
Registrant to indemnify and advance expenses to any person whom the corporation has the power to indemnify under the DGCL or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registrant's By-Laws authorize Registrant to purchase insurance for directors, officers and employees of Registrant, and persons who serve at the request of Registrant as directors, officers, members, employees, fiduciaries or agents of other enterprises against any expense, liability or loss incurred in such capacity, whether or not Registrant would have the power to indemnify such persons against such expense or liability under the By-Laws. Registrant intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse Registrant for potential costs of its corporate indemnification of directors and officers.


Item 8.	Exhibits.

4.1	Form of Amended and Restated Certificate
of Incorporation of Registrant
incorporated by reference to Exhibit 3.1
of Registrant's Form 10 (file no. 1-12091) as filed August 23, 1996 (the "Form 10").

4.2	Amended and Restated By-Laws of
Registrant incorporated by reference to
Exhibit 3.2 to the Form 10.

4.3 	Specimen form of certificate representing
Common Stock of Registrant incorporated
by reference to Exhibit 4.1 to the Form 10.

4.4	Millennium Savings & Investment Plan
(the "Plan").

5	Opinion of counsel as to legality of
securities being registered (not original issue). The Plan as amended to date has been submitted to the Internal Revenue
Service ("IRS") for a determination that the Plan is qualified under Internal
Revenue Code Section 401(a). Registrant undertakens to make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of PricewaterhouseCoopers LLP,
independent accountants, Florham Park, New Jersey.

23.2	Consent of PricewaterhouseCoopers LLP,
independent accountants, Houston, Texas.

24	Power of Attorney.


Item 9.	Undertakings.

(a)  The undersigned registrant hereby
undertakes:

	(1)  To file, during any period in which
offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)  That, for the purpose of determining
any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)  To remove from registration by means
of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby
undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






	SIGNATURES

Pursuant to the requirements of the Securities
Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Red Bank, New Jersey, January
14, 2002.

			MILLENNIUM CHEMICALS INC.
                        (Registrant)


					By: /s/ C. William Carmean
					   C. William Carmean
						Vice President





Pursuant to the requirements of the Securities
Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature	         Title			Date

            *      Chairman of the     January 14, 2002
William M. Landuyt Board and Chief
                   Executive Officer
                   (Principal Executive
                   Officer)


            *      Director,President  January 14, 2002
Robert E. Lee      and Chief Operating
                   Officer


            *      Director, Senior    January 14, 2002
John E. Lushefski  Vice President and
                   Chief Financial
                   Officer (Principal
                   Financial Officer
                   and Principal
                   Accounting Officer)


            *       Director          January 14, 2002
Lord Baker


            *       Director          January 14, 2002
Worley H. Clark, Jr.


            *       Director          January 14, 2002
Martin D. Ginsburg


            *       Director          January 14, 2002
Lord Glenarthur





                    Director
David J.P. Meachin


            *       Director          January 14, 2002
Martin G. Taylor




* By  /s/ C. William Carmean          January 14, 2002
      C. William Carmean
      Attorney-in-fact



Pursuant to the requirements of the Securities
Act of 1933, the Committee appointed by the Board of Directors of the Registrant that is responsible for administering the Plan has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Red Bank, and State of New Jersey on January 14, 2002.

                           MILLENNIUM SAVINGS
                           & INVESTMENT PLAN

 By: /s/ C. William Carmean
    Name C. William Carmean
    Title:  Committee Member
















	EXHIBIT INDEX

Exhibit
  No.

4.1	Form of Amended and Restated Certificate of
Incorporation of Registrant incorporated by reference to Exhibit 3.1 of Registrant's
Form 10 (file no. 1-12091) as filed August 23, 1996
(the "Form 10").

4.2	Amended and Restated By-Laws of Registrant
incorporated by reference to Exhibit 3.2 to the Form 10.

4.3 	Specimen form of certificate representing
Common Stock of Registrant incorporated by reference to Exhibit 4.1 to the Form 10.

4.4	Millennium Savings & Investment Plan (the "Plan").

5	Opinion of counsel as to legality of
securities being registered (not original issue). The Plan as amended to date has been submitted to the Internal Revenue
Service ("IRS") for a determination that the Plan is qualified under Internal
Revenue Code Section 401(a). Registrant undertakens to make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of PricewaterhouseCoopers LLP,
independent accountants, Florham Park, New Jersey.

23.2	Consent of PricewaterhouseCoopers LLP,
independent accountants, Houston, Texas.


24	Power of Attorney